Exhibit 10.4

Coca-Cola Enterprises, Inc.

Form of Restricted Stock Unit Agreement

for

Senior Officers in the United States

Restricted Stock Unit Recipient:

Grant Date:

Performance Conditions to Vesting (“Performance Condition”):

Service Condition to Vesting (“Service Date”):

The terms and conditions applicable to the Restricted Stock unit Award (“RSU Award” or “Award”) made by Coca-Cola Enterprises, Inc. (the “Company”) to Senior Officers in the United States are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.	Your RSU Award. A RSU Award represents an unfunded promise by the Company to deliver shares of Coca-Cola Enterprises, Inc. common stock and to pay certain amounts to you upon the vesting of all or a portion of the restricted stock units credited under your RSU Award, or as provided otherwise in this Agreement. A RSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends. A RSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

2.	Vesting of Your RSU Award. Subject any Performance Conditions established for this Award, your RSU Award will vest, as follows:

a.	100% on the Service Date, provided you are continuously employed by the Company or a Subsidiary through that date

b.	100% upon your death or your termination due to your Disability

c.	100% in the event of your Severance Termination within 24 months after a Change in Control of the Company (as defined in the Plan)

d.	A pro rata portion upon your Severance Termination. The pro rata portion of the RSU Award will be determined as follows: (i) the number of full months between the Grant Date and your termination or retirement date will be divided by the number of months between the Grant Date and the Service Date, and (ii) the resulting percentage will be applied to the total number of restricted stock units to determine the number of restricted stock units that vest.

3.	Dividend Equivalents under Your RSU Award. Under your RSU Award, you will earn cash credits equal to the dividends declared by the Board of Directors on a share of the Company’s stock from the date of grant through the date your RSU Award is paid to you, multiplied by number of restricted stock units that vest. These “Dividend Equivalents” will be credited immediately prior to payment of your RSU Award.

4.	Effect of Separation from Service. If you separate from service with the Company or a Subsidiary on account of any reason other than described in subsections b., c., or d. of Section 2, above, 100% of the RSU Award will be forfeited. If no portion of your RSU Award vests, no Dividend Equivalents are credited under this Award.

5.	Form and Timing of Payment of Your RSU Award. The Company will deliver a share of Coca-Cola Enterprises, Inc. common stock to you for each restricted stock unit that vests under your RSU Award, and it will make a cash payment to you equal to Dividend Equivalents earned under the Award. Payments under this Award will be made upon the earlier of your death, termination due to Disability, or within 60 days of the Service Date.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.	“Cause” means (i) willful or gross misconduct by you that is materially detrimental to the Company or a Subsidiary, including but not limited to a willful violation of the Company’s trading policy or code of business conduct that is materially detrimental to the Company or a Subsidiary, (ii) acts of personal dishonesty or fraud by you toward the Company or a Subsidiary, (iii) your conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company or a Subsidiary, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or a Subsidiary’s counsel, or (iv) your refusal to cooperate in an investigation of the Company of a Subsidiary if requested to do so by the Board of Directors of the Company. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before you may be terminated, you shall be given 30 days to cure such misconduct, if cure is possible.

b.	“Disability” means your inability by reason of a medically determinable physical or mental impairment, to engage in the ordinary duties of your position with the Company, which condition, in the opinion of a doctor mutually agreed upon by you and the Company, is expected to have a duration of not less than one year.

c.	“Good Reason” means (i) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from your first role with the Company on the Grant Date, (ii) a reduction in base salary or annual target cash incentive opportunity, or (iii) a change from the work location specified in your employment agreement with the Company that was not mutually agreed upon in writing by you and the Company, provided, however, that (A) you do not consent in writing to such event, (B) you give written notice to the Company within 60 days of the date on which you first receive notice of the circumstances giving rise to the event, (C) the Company has not remedied the matter within 30 days, and (D) if the matter is not remedied, you actually separate from service.

d.	“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company at the time and in the manner specified in your employment agreement with the Company.

7.	Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award, as well as the terms and conditions of the Plan and this document, unless you notify the Company otherwise in writing.

8.	Acknowledgment of Nature of Plan. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	all decisions with respect to future awards, if any, will be at the sole discretion of the Company; and

c.	neither the award of restricted stock units nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company.

9.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the restricted stock units, including their grant, vesting, or conversion into shares; the receipt of any cash payments; or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (b) do not commit to structure the terms of the Award or any aspect of the restricted stock units to reduce or eliminate your liability for Tax-Related Items.

Prior to the issuance of shares upon vesting of the restricted stock units or the receipt of any cash payments, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your employer or from cash payment received upon vesting of the restricted stock units. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (a) sell or arrange for the sale of shares to be issued on the vesting of the restricted stock units to satisfy the withholding or payment on account obligation, and/or (b) withhold in shares, provided that the Company and your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.

10.	Compliance with Code Section 409A. To the extent that this RSU Award is subject to section 409A of the Internal Revenue Code (the “Code”), the Award will be administered and interpreted in accordance with Code section 409A and the final regulations and other IRS guidance promulgated thereunder.

11.	Data Privacy. By accepting this award, you hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, your employer, the Company, and Affiliated Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the restricted stock units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing the Stock Plan Administrator. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan.

12.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to restricted stock units awarded under the Plan or future restricted stock units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its terms and conditions. To the extent any provision of this award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. Any request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR COCA-COLA ENTERPRISES, INC. P.O. BOX 723040 ATLANTA, GA, USA 31139-0040 (678) 260-3000

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